Forward Stock Purchase

                                                          28-Aug-97, 03:51:24 PM

To:               Highwoods Properties, Inc.
                  3100 Smoketree Court
                  Suite 600
                  Raleigh, NC  27604

Attn:             Mr.  Carmen Liuzzo

From:             Union Bank of Switzerland, London Branch
                  c/o UBS Securities LLC, as agent
                  299 Park Avenue
                  New York, NY  10171

Date:             25 August 1997

Ladies and Gentlemen:

The purpose of this letter agreement (this "Confirmation") is to confirm the terms and conditions of the Transaction entered into between us on the Trade Date specified below (the "Transaction"). This Confirmation constitutes a "Confirmation" as referred to in the ISDA Master Agreement specified below.

The definitions and provisions contained in the 1991 ISDA Definitions (as published by the International Swaps and Derivatives Association, Inc.) are incorporated into this Confirmation. In the event of any inconsistency between those definitions and provisions and this Confirmation, this Confirmation will govern. References herein to the "Transaction" shall be deemed to be references to a "Swap Transaction" for the purposes of the 1991 ISDA Definitions.

This Confirmation evidences a complete binding agreement between you and us as to the terms of the Transaction to which this Confirmation relates. In addition, you and we agree to use all reasonable efforts promptly to negotiate, execute and deliver an agreement in the form of the ISDA Master Agreement (Multicurrency-Cross Border) (the "ISDA Form"), with such modifications as you and we will in good faith agree. Upon the execution by you and us of such an agreement, this Confirmation will supplement, form a part of, and be subject to that agreement. All provisions contained or incorporated by reference in that agreement upon its execution will govern this Confirmation except as expressly modified below. Until we execute and deliver that agreement, this Confirmation, together with all other documents referring to the ISDA Form (each a "Confirmation") confirming transactions (each a "Transaction") entered into between us (notwithstanding anything to the contrary in a Confirmation), shall supplement, form a part of, and be subject to an agreement in the form of the ISDA Form as if we had executed an agreement in such form m(but without any Schedule) on the Trade Date of the firm such Transaction between us. In the event of any inconsistency between the provisions of that agreement and this Confirmation, this Confirmation will prevail for the purpose of this Transaction.

The Agreement and each Confirmation thereunder will be governed by and construed in accordance with the laws of the State of New York without reference to choice of law doctrine.

                             Forward Stock Purchase

I.   The Transaction

This Transaction is a commitment by Highwoods Properties, Inc. (the "Company") to purchase, and Union Bank of Switzerland, London Branch ("UBS") acting through UBS Securities LLC as its agent for each purchase or sale of Securities ("UBS LLC") to sell, common shares of beneficial interest, par value $0.01 per share, of the Company ("Common Shares") up to an aggregate of 1,800,000, in exchange for cash or Common Shares of the Company on the terms more particularly specified herein (the "Confirmation").

II.  Settlement

A.   Notice and Settlement Amount

1. The Company may on any Exchange Trading Day up to and including the Maturity Date, upon the giving of five (5) Business Days telephonic notice to UBS, settle all or part of this Transaction. Such notice shall specify:

               (i) the number of Underlying Shares subject to such settlement (the "Settlement Shares"),

               (ii) the settlement method (Cash, Stock or Net Stock Settlement, as such methods are described below), and

               (iii) the date upon which such settlement shall begin ("Day S"), which must be an Exchange Trading Day; provided however, that if in UBS' reasonable judgment the settlement of the Settlement Shares would potentially violate or contravene any legal or regulatory prohibition or requirement applicable to UBS or cause UBS to contravene any established UBS corporate policy or compliance policy (other than any corporate policy limiting the amount of UBS's investment in another entity), then UBS shall at least three (3) Business Days prior to the proposed Day S, notify the Company telephonically (confirmed by writing) of any such impediment and its estimate of the period during which such impediment will preclude UBS' ability to settle all or part of this Transaction, in which case the Company may upon telephonic notice to UBS at least one (1) Exchange Trading Day prior to the proposed Day S withdraw its settlement notice.

     Such notice shall be effective only if the notice requirements specified above are fulfilled, provided, that if no settlement method is specified, then the settlement method shall be deemed to be Cash Settlement.

     In the case of any partial settlement ("Partial Settlement"), following such settlement the number of Underlying Shares to which this Transaction shall relate shall be adjusted by subtracting the number of Settlement Shares from the number of Underlying Shares to which the Transaction related (as the same may have been adjusted prior to such Partial Settlement) immediately prior to such partial settlement. The Settlement Shares shall not be subject to forward accretion and shall be treated separately from the remaining Underlying Shares, during any Unwind Period.

2. On Day S, the Settlement Price for the Settlement Shares and the Settlement Amount shall be determined for Day S.

3. The Settlement Amount shall be settled pursuant to the settlement method (B, C, or D of this Article II) selected by the Company in its sole discretion.

4. If settlement with respect to the Settlement Shares (this section does not apply for Interim Net Stock Settlement) shall occur on or before the 180th day following the Effective Date, then the Settlement Price for purposes of such settlement shall be increased by any positive amount, calculated by UBS as follows:

                             Forward Stock Purchase

            Spread x Forward Price x (180 - calendar days since Trade Date)
                                     --------------------------------------
                                                       360

5. It shall be a condition precedent to any right of the Company to elect Stock Settlement (II. C. below) or Net Stock Settlement (II. D. below), that the Company must (i) notify UBS of such election at least 5 Business Days prior to Day S and (ii) prior to Day S, cause to be filed with the Securities and Exchange Commission (the "Commission") and cause to become effective under the Securities Act of 1933, as amended (the "Securities Act") a resale registration statement covering all Common Shares to be delivered by the Company to UBS LLC for the account of UBS in effecting such Stock Settlement or Net Stock Settlement, such registration statement to include one or more preliminary prospectuses, prospectuses, and any amendments and supplements thereto such that any preliminary prospectus or prospectus, as amended or supplemented, shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they are made The Company further agrees that it will cause any such Registration Statement to remain in effect until the earliest of the date on which (i) all Common Shares issued pursuant hereto and not required to be delivered to the Company hereunder have been sold by UBS LLC for the account of UBS and UBS agrees to notify the Company of such fact, within two (2) Business Days of its occurrence, (ii) UBS LLC for the account of UBS is able to sell the Common Shares subject thereto under Rule 144(k), or (iii) UBS has advised the Company that it no longer requires that such registration statement be effective.

B.   Cash Settlement

     The Company shall settle by delivering cash in an amount equal to the Settlement Amount in exchange for the Settlement Shares ("Cash Settlement") on the Exchange Trading Day immediately succeeding Day S. UBS LLC for the account of UBS shall deliver the Settlement Shares to the Company on the Exchange Trading Day immediately succeeding Day S upon receipt of such Cash Settlement.

C.   Stock Settlement

     If the Company elects to meet its payment obligations by delivering Common Shares in exchange for the Settlement Shares ("Stock Settlement"), the number of Common Shares to be delivered (the "Stock Settlement Shares") shall be equal to (a) the Settlement Amount divided by (b) the Stock Settlement Unwind Price. The mechanics for settlement are set forth in II.
     E.2. below and Article V.

D.   Net Stock Settlement

     If the Company determines that it will elect to meet its payment obligations under II.A. or its delivery obligations under III.A. on a net stock basis ("Net Stock Settlement"), the number of net stock settlement shares (the "Net Stock Settlement Shares") shall equal:

          i) the number of Settlement Shares, times

          ii) the Settlement Price minus the Stock Settlement Unwind Price, divided by

          iii) the Stock Settlement Unwind Price.

     If such calculation yields a negative number, this shall indicate the number of Common Shares to be delivered from UBS LLC for the account of UBS to the Company. The mechanics for settlement are set forth in II. E. below and Article V.

                             Forward Stock Purchase

E.   Stock and Net Stock Settlement Mechanics

     1. Preliminary Stock Settlement. If the Company has chosen Stock Settlement, the Company shall deliver to UBS LLC for the account of UBS, by 11:00 a.m. on Day S, that number of Common Shares, registered, for resale under an effective registration statement (the "Preliminary Stock Settlement Shares"), equal to the product of (i)(a) the Settlement Amount divided by (b) the closing price of the Common Shares on the Exchange Trading Day immediately preceding Day S, times
          (ii) 110%. Upon receipt of the Preliminary Stock Settlement Shares, UBS will deposit the Settlement Shares in the Company's Margin Account.

     2. Preliminary Net Stock Settlement. If the Company has chosen Net Stock Settlement and if the Settlement Price exceeds the closing price of the Common Shares on the Exchange Trading Day immediately preceding Day S, the Company shall deliver to UBS LLC for the account of UBS by 11:00 a.m. on Day S, that number of Common Shares (the "Preliminary Net Stock Settlement Shares) equal to (i)(a) the number of Settlement Shares times (b) the difference between the Settlement Price and the closing price of the Common Shares on the Exchange Trading Day immediately preceding Day S divided by (ii) the closing price of the Common Shares on the Exchange Trading Day immediately preceding Day S times (iii) 125%. If the closing price of the Common Shares on the Exchange Trading Day immediately preceding Day S exceeds the Settlement Price, the Company shall not be required to deliver any shares to UBS LLC for the account of UBS under this subsection II.E.2.

     3. By 11:00 a.m. on every fifth (5th) Exchange Trading Day during the Unwind Period and on the Business Day following the final Exchange Trading Day of the Unwind Period:

          (a) For Stock Settlement:

          Stock Settlement Shares shall be calculated as if such Exchange Trading Day were Day S, except that (a) there shall be no adjustment to the Settlement Amount and (b) for purposes of calculating the Stock Settlement Unwind Price, the Unwind Period shall be deemed to have ended on the Exchange Trading Day on which the calculation is made.

          (i) if Stock Settlement Shares are greater than the sum of (a) Preliminary Stork Settlement Shares plus (b) any shares previously delivered pursuant to this settlement under this subparagraph (i), then the Company shall deliver that number of registered, freely tradable Common Shares equal to the difference between Stock Settlement Shares and Preliminary Stock Settlement Shares to UBS LLC for the account of UBS, and

          (ii) on the final day of the Unwind Period, if the sum of (a) Preliminary Stock Settlement Shares plus (b) any shares previously delivered pursuant to this settlement under this subparagraph (i) are greater than Stock Settlement Shares, then UBS LLC, for the account of UBS, shall deliver Common Shares equal to the difference between the sum of (a) and (b) above and Stock Settlement Shares to the Company's Margin Account,

          (b) For Net Stock Settlement:

          Net Stock Settlement Shares shall be calculated as if such Exchange Trading Day were Day S except that (a) there shall be no adjustment to the Settlement Amount and (b) for purposes of calculating the Stock Settlement Unwind Price, the Unwind Period shall be deemed to have ended on the Exchange Trading Day on which the calculation is made.

          (i) if Net Stock Settlement Shares are greater than the sum of (a) Preliminary Net Stock Settlement Shares plus (b) any shares previously delivered pursuant to this settlement under this subparagraph (i), then the Company shall deliver Common Shares (which Common Shares may be delivered

                             Forward Stock Purchase

          from its Margin Account) registered for resale under an effective registration statement equal in number to the difference between Net Stock Settlement Shares and the sum of (a) and (b) to UBS LLC for the account of UBS, or

          (ii) on the final day of the Unwind Period, if the sum of a) Preliminary Net Stock Settlement Shares plus b) any shares previously delivered pursuant to this settlement under this subparagraph (i) are greater than Net Stock Settlement Shares, UBS LLC for the account of UBS shall deliver Common Shares equal in number to the difference between sum of (a) and (b) above and Net Stock Settlement Shares to the Company's Margin Account.

     4. The Company shall cause all shares delivered by it to UBS LLC for the account of UBS to be fully and effectively registered under the Securities Act.

     5. On the Exchange Trading Day following the final Exchange Trading Day of the Unwind Period, UBS LLC for the account of UBS shall release claims to Common Shares held in the Company's Margin Account, including any Underlying Shares delivered pursuant to Stock Settlement (II. E. 1. above), and deliver all such Common Shares to the Company with the dollar value of all fractional shares settled in cash.

     6. In the event of Stock or Net Stock Settlement (this section does not apply for Interim Net Stock Settlement), the Company shall pay an unwind accretion fee, in cash or stock, calculated in accordance with the following formula:

      Settlement Amount x (days in Unwind Period) x [1 month USD LIBOR + Spread]
                           ---------------------     --------------------------
                                     2                           360

     7. In the event of Stock or Net Stock Settlement (this section does not apply for Interim Net Stock Settlement), the Company shall pay a placement fee to UBS LLC for the account of UBS calculated as:

          Settlement Amount x 0.50%

III. Interim Net Stock Settlement

A. On each Reset Date, if the Forward Price exceeds the closing price of the Common Shares on such Reset Date, on the Business Day following the Fifth Exchange Trading Day thereafter the Company shall deliver Common Shares registered for resale by URS to UBS LLC (if the Company is restricted by law or regulation or self-regulatory requirements or related policies and procedures, whether or not such requirements, policies or procedures are imposed by law directly or have been voluntarily adopted by the Company to insure compliance with applicable laws or in its reasonable judgment is otherwise unable or unwilling to deliver registered Common Shares, see III.B. below) for the account of UBS equal to the Interim Settlement Shares.

B. In the event that the Company fails to deliver registered shares pursuant to Paragraph III.A. due to an inability described in such paragraph, the Company shall deliver cash collateral in an amount equal to the market value of the Interim Settlement Shares specified in III.A. to a collateral account at UBS. Such collateral account will earn interest at USD LIBOR for a designated maturity of 1 month, adjusted for any interest breakage costs (whether positive or negative). All other aspects of Interim Net Stock Settlement shall be unaffected. At the Company's option, upon delivering an effective resale registration statement to UBS LLC for the account of UBS, the Company may deliver freely salable registered shares to UBS equal in salable market value, based on closing market prices during a commercially reasonable valuation period, to the value of the collateral held in the collateral account at UBS. On the day after the last day of such commercially reasonable valuation period, UBS shall release all claims to collateral held in the collateral account and deliver such amounts to the Company.

                             Forward Stock Purchase

C. If the Company fails to deliver an effective resale registration statement within 90 days of the Trade Date, until an effective resale registration statement is provided and an Interim Net Stock Settlement can be effected, the Company shall deliver cash collateral in an amount calculated as specified in III.A. to a collateral account at UBS. Such collateral account will earn interest at USD LIBOR for a designated maturity of 1 month, adjusted for any interest breakage costs. Monitoring of the Transaction on a cash collateral basis (using standards set forth above) shall be effected bi-weekly (every 2 weeks) until an Interim Net Settlement can be effected or the transaction is settled on a Cash Settlement basis. At the Company's option, upon delivering an effective resale registration statement to UBS LLC for the account of UBS, the Company may deliver freely salable registered shares to UBS equal in salable market value, based on closing market prices during a commercially reasonable valuation period, to the value of the collateral held in the collateral account at UBS. On the day after the last day of .such commercially reasonable valuation period, UBS shall release all claims to collateral held in the collateral account and deliver such amounts to the Company.

IV.  Definitions

For the purposes of this Confirmation, the following terms shall have the meanings set opposite:

Ability to Settle in Stock:   As of the date hereof, the Company has not, and
                              after the date hereof, the Company will not, enter into any obligation that would contractually prohibit the Company from Stock Settlement of any shares under this Agreement.

Adjustment to Forward Price:  In the event of:

                              (a) a subdivision, consolidation or
                              reclassification of the Common Shares, or a free distribution or dividend of any Common Shares to all existing holders of Common Shares by way of bonus, capitalization or similar issue;

                              (b) a distribution or dividend to all existing holders of Common Shares of (i) additional Common Shares or (ii) other share capital or securities granting right to payment of dividends and/or the proceeds of liquidation of the Company equally or proportionally with such payments to holders of Common Shares or (iii) and other type of securities, warrants or other assets, in any case for payment (cash or otherwise) at less than the prevailing market price; or

                              (c) any other event that has a diluting or concentrative effect on the value of the Underlying Shares, an adjustment shall thereupon be effected to the Forward Price and/or the Underlying Shares at the time of such event with the intent that following such adjustment, the value of this Transaction is economically equivalent to the value immediately prior to the occurrence of the event causing the adjustment.

Calculation Agent:            UBS, whose calculations and determinations shall
                              be made in a commercially reasonable manner and shall be binding absent manifest error.

Compounding Period:           Means each period commencing on and including:

                              (i) in the case of the first Compounding Period, the Effective Date and ending on but excluding the first Reset Date, and

                              (ii) for each period thereafter, a Reset Date and ending on (but excluding) the next following Reset Date.

Daycount:                     Actual/360

                             Forward Stock Purchase

Dividend Amount:              Means, on each Reset Date, or Early Termination
                              Date, or Maturity Date, an amount in U.S. Dollars equal to:

                              (i) the sum of all cash distributions paid on a single Common Share during the relevant Compounding Period; plus

                              (ii) an amount representing interest that could have been earned on such distributions at a USD LIBOR having a Designated Maturity of 1 month for the period from the date that such distributions would have been received by a holder of such Common Shares until such Reset Date.

                              Separately, and not included in Dividend Amount, all cash dividends, having gone ex-dividend but not paid prior to the end of the final Compounding Period for any settlement, on a number of shares equal to the Underlying Shares, or on a reduced number shares during an Unwind Period, will be paid to the Company by UBS LLC for the account of UBS on the Business Day after the relevant dividend payment date declared by the Company's Board of Directors.

Effective Date:               25 August 1997

Exchange Trading Day:         Each day on which the Relevant Exchange is open
                              for trading.

Forward Price:                On any day, the Forward Price shall be determined
                              for such day by:

                              a) (i) compounding the Initial Price for each Compounding Period at the USD LIBOR rate plus Spread for a Designated Maturity of 3 months or the Designated Maturity which corresponds to the Compounding Period if less than 3 months (Actual/360 day count fraction) to such Reset Date and

                              (ii) subtracting the Dividend Amount at that date,

                              and

                              b) provided however that if the Company delivers shares pursuant to III., the Forward Price for purposes of determining the Initial Price for the next Reset Date, shall be adjusted to a price equal to the closing price of the Common Shares on the Exchange Trading Day immediately prior to the current Reset Date, Early Termination Date or Maturity Date adjusted up for any positive result or down for any negative result of the following formula:

                              (ii) the Interim Settlement Amount

                              minus,

                              (i) (a) Interim Settlement Shares times (b) the average closing price of the Common Shares on the five (5) Exchange Trading Days immediately following the receipt of shares by UBS pursuant to
                              III. above.

                              such result divided by,

                              (iii) the number of Underlying Shares.

Initial Price:                Means,

                             Forward Stock Purchase

                              a) for the Compounding Period ending on the first Reset Date, an amount in U.S. Dollars equal to [closing price], and

                              b) for each subsequent Reset Date, the Forward Price as calculated on or adjusted as of the prior Reset Date.

Interim Settlement Amount:    On any day, the product of (a) the number of
                              Underlying, Shares, and (b) the amount by which the Forward Price exceeds the closing price of the Common Shares on the Exchange Trading Day immediately prior to such day.

Interim Settlement Shares:    (i) 110% times (ii) Interim Settlement Amount
                              divided by (iii) the closing price of the Common
                              Shares on the Exchange Trading Day immediately prior to such Reset Date.

Mandatory Unwind       Mandatory
Thresholds:            Unwind Thresholds                    Unwind Share Limit
                       -----------------                    ------------------
                          70.0% of current price           up to 25% of shares
                          65.0%                                    50%
                          62.5%                                    75%
                          60.0%                                    100%

Maturity Date:                One (1) year after the Effective Date, subject to
                              extension upon the written approval of UBS in its sole discretion.

Relevant Exchange:            Means, with respect to any Exchange Trading Day,
                              the principal Stock Exchange on which the Common
                              Shares are traded on that day.

Reset Dates:                  25 November 1997, 25 February 1998, 25 May 1998,
                              25 August 1998.

Settlement Amount:            The product of the Settlement Price and the
                              Settlement Shares.

Settlement Disruption Event:  Means an event beyond the control of the parties as a result of which The Depository Trust Company ("DTC") or any successor depository cannot effect a transfer of the Settlement Shares or the Common Shares. If there is a Settlement Disruption Event on a Valuation Date, then the transfer of the Common Shares that would otherwise be due to be made by UBS LLC for the account of UBS or the transfer of the Common Shares that would otherwise be due to be made by the Company, as applicable, on that date shall take place on the first succeeding Exchange Trading Dy on which settlement can take place through DTC, provided that if such a Settlement Disruption Event persists for five consecutive Business Days, then the Party obliged to deliver such Settlement Shares shall use its best efforts to cause such Shares to be delivered promptly thereafter to the other Party in any commercially reasonable manner.

Settlement Price:             If Day S is a Reset Date, the Forward Price. If
                              Day S is not a Reset Date, the Forward Price adjusted for LIBOR breakage adjustments (either positive or negative) for the Settlement Shares for the period from Day S to the next following
                              Reset Date. Any breakage adjustments shall be calculated by the Calculation Agent in accordance with normal industry standards.

Spread:                       0.75% per annum.

Stock Exchange:               Means the New York Stock Exchange, the American
                              Stock Exchange or

                             Forward Stock Purchase

                              NASDAQ.

Stock Settlement
Unwind Price:                 The daily average closing price of the Common
                              Shares for Exchange Trading Days during the Unwind
                              Period.

Trade Date:                   25 August 1997

Unwind Period:                In the event of Stock Settlement or Net Stock
                              Settlement, the 35 Exchange Trading Day period
                              (subject to change based on mutual agreement) beginning on Day S; provided that UBS may extend such period for such additional number of Exchange
                              Trading Days required to complete its hedging activities in a commercially reasonable manner or upon the occurrence of a Market Disruption Event.

Underlying Shares:            1,800,000 Common Shares of the Company (ticker
                              "HIW")

Valuation Date:               In the case of determining any Cash Settlement
                              value, Net Stock Settlement Shares or Stock
                              Settlement Shares, Day S, the day preceding Day S and all Exchange Trading Days during the Unwind
                              Period; in the case of determining any Preliminary
                              Stock Settlement Shares or Preliminary Net Stock
                              Settlement Shares, the Exchange Trading Day immediately preceding Day S.

Valuation Time:               4:00 pm EST, or in the event the Relevant Market
                              closes early, such closing time.


V.   Certain Covenants and Other Provisions

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                             Forward Stock Purchase

Mandatory Unwind Event:       If at any time prior to the Maturity Date:

                              (i) the average closing price on the Relevant Exchange of the Common Shares on an Exchange Trading Days, other than a day on which a Market Disruption Event has occurred, is equal to or less than any of the Mandatory Unwind Thresholds, then on the Mandatory Unwind Date the Parties agree to settle, all or a portion of the Transaction, up to the Unwind Share Limit for the corresponding Mandatory Unwind Threshold settling such amounts pursuant to Article II. above,

                              Once a Mandatory Unwind Event has occurred, if the Common Shares trade below a lower Mandatory Unwind Threshold at any time, the Parties agree to settle, all or a portion of the Transaction, up to the corresponding Unwind Share Limit.

                              Or,

                              (ii) if any of the following events occur:

                              (1) any Financial Covenant Default as more particularly described in Exhibit A attached hereto,

                              (2) any Event of Default under the outstanding $280 million unsecured credit line, evidenced by that certain Credit Agreement by and among Highwoods/Forsyth Limited Partnership as borrower the Company and certain subsidiaries as guarantors, the lenders named therein, NationsBank, N.A. as administrative agent and First Union National Bank of North Carolina as documentation agent, dated September 27, 1996,

                              (3) any Event of Default under any other unsecured lending agreement involving the Company,

                              (4) Bankruptcy or Insolvency, and/or

                              (5) any failure of the Company to post cash collateral pursuant to III. B. herein.

                              then, UBS LLC for the account of UBS may, on giving 5 Business Days notice to the Company require all or part of the Transaction to be settled early on such date (such date and amount being "Day S" and "Settlement Shares" for the purposes of the "Settlement" provisions above). The Company may elect the method of settlement for such early settlement in accordance with the settlement provisions set forth herein.

                              however,

                              in the event (1) no resale Registration Statement has been provided and declared effective prior to Day S or (2) any resale Registration Statement so provided and declared effective becomes, on Day S or during an unwind period, the subject of a stop order suspending its effectiveness or is the subject of any proceeding for that purpose or any such proceeding is threatened by the Commission, then the Company at its sole option may choose to
                              (A) cash collateralize 125% of its obligation to UBS in a manner similar to that described in
                              Section III.3., (B) effect Cash Settlement as to all of the Settlement Shares in accordance with

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                             Forward Stock Purchase

                              Section II.B. hereof on the Exchange Trading Day immediately succeeding the occurrence of one of the events specified in (1) or (2) above or (C) effect settlement with Common Shares that are not subject to a resale Registration Statement to allow UBS to unwind the Transaction and liquidate any position it may hold in such unregistered Settlement Shares by means of negotiated private resales, to the extent and in the manner permitted by applicable federal and state securities laws. In recognition that such negotiated private resales, if any, are likely to be completed at prices reflective of a discount to the prevailing open market prices for any freely tradable Common Shares, the Company agrees to deliver such number of supplemental Common Shares as UBS may reasonably request to which UBS shall assign a dollar price in order to approximate an aggregate amount equal to the aggregate discount accepted by UBS in connection with the resale of the Settlement Shares or the Company shall pay an amount to UBS equal to the aggregate discount accepted by UBS in connection with the resale of the Settlement Shares.

                              Upon receipt of full payment from the Company to UBS LLC for the account of UBS, UBS LLC for the account of UBS will promptly return all shares in the Company's Margin Account to the Company.


Market Disruption Event:      The occurrence or existing or existence on any
                              Exchange Trading Day during the one-half hour period that ends at the Valuation Time of any suspension of or limitation imposed on trading on
                              (i) any of the Relevant Exchanges or (ii) any of the Related Exchanges in options or futures contracts on the Common Shares of the Company if, in the reasonable determination of the Calculation
                              Agent, such suspension or limitation is material.
                              In the event that a Market Disruption Event occurs or is continuing on a Valuation Date, then any determination of the closing pricing of the Common
                              Shares shall be postponed to the first succeeding
                              Exchange Trading Day on which there is no Market
                              Disruption Event, provided that if there is a Market Disruption Event on each of the five
                              Exchange Trading Days immediately following the original Valuation Date that but for the Market
                              Disruption Event would have been a day on which the closing price of the Common Shares would have been determined, such fifth Exchange Trading Day shall be deemed to be such Valuation Date notwithstanding the Market Disruption Event and the Calculation Agent shall, in consultation with the Company, determine the closing price for that Valuation Date based upon the last closing price prior to such Market Disruption Event, and if applicable, shall effect the settlement of the Underlying Shares by using such last closing price for the determination of the Settlement Amount under Paragraph II.A.3. above.

                              The Calculation Agent shall within one (1 )
                              Business Day notify the other party of the existence or occurrence of a Market Disruption Event on any day that but for the occurrence or existence of a Market Disruption Event would have been a Valuation Date.

Regulatory Compliance:        Each party agrees that if the delivery of shares
                              upon settlement is subject to any restriction imposed by a regulatory authority, it shall not be an event of default, and the parties will negotiate in good faith a procedure to effect settlement of such shares in a manner which complies with any relevant rules of such regulatory authority and which is satisfactory in form and substance to their respective counsel.

                             Forward Stock Purchase

Securities Law Compliance:    Each party agrees that it will comply, in
                              connection with this Transaction and all related or contemporaneous sales and purchases of the Company's Common Shares, with the applicable provisions of the Securities Act, the Securities
                              Exchange Act of 1934 (the "Exchange Act") and the rules and regulations thereunder.

Settlement Stock Delivery:    Pursuant to the Stock Settlement and Net Stock
                              Settlement provisions under Section II. above, UBS
                              LLC for the account of UBS shal1 deliver all Settlement Shares to the Company's Margin Account.
                              Such Common Shares will be owned by the Company, and will serve as collateral until released by UBS
                              LLC for the account of UBS in accordance with the settlement mechanics noted under II.E. above.

                              The Company covenants and agrees with UBS that Common Shares delivered by the Company pursuant to settlement events in accordance herewith will be duly authorized, validly issued, fully paid and nonassessable. The issuance of such Common Shares will not require the consent, approval, authorization, registration, or qualification of any government authority, except such as shall have been obtained on or before the delivery date to UBS LLC for the account of UBS in connection with any registration statement filed with respect to any shares.

Stock Settlement Transfer:    All settlements shall occur through DTC or any
                              other mutually acceptable depository.

Solvency:                     Immediately following the execution of this
                              agreement, the Company will be solvent and able to pay its debts as they mature, will have capital sufficient to carry on business and all businesses in which it engages, and will have assets which will have a present fair market valuation greater than the amount of all of its liabilities.

Trading Authorization:        The following individuals and /or any individual
                              authorized in writing by the Treasurer of the Company are authorized by the Company to provide trading instructions to UBS LLC for the account of UBS with regard to this transaction.

                                            Ronald P.  Gibson
                                            Carman J.  Liuzzo
                                            Mack D.  Pridgen III

                             Forward Stock Purchase

VI.  Delivery Instructions:

  Party A:                    Chase, NYC
                              UBS Securities LLC
                              ABA 021000021
                              A/C No. ###-##-####
                              Attn: GED




  Party B:



                              Please confirm that the foregoing correctly sets forth the terms of our agreement by executing the copy of this Confirmation enclosed for that purpose and returning it to Ms. Gale Herzing, 29th Floor.

Yours faithfully,

Union Bank of Switzerland, London Branch

By: ________________________             By: _______________________________
Name:                                    Name:
Title:                                   Title:
Date:                                    Date:





Highwoods Properties Inc.



By: ____________________________         By: _____________________________
Name: Carman J. Liuzzo                   Name: Mack D. Pridgen III
Title: Vice President and Chief          Title: Vice President and
       Financial Officer                        General Counsel
Date: August 28, 1997                    Date: August 28, 1997

                             Forward Stock Purchase

                                    Exhibit A
                               Financial Covenants

Financial Covenants *                                                             Test Period            Threshold
---------------------                                                             -----------            ---------
Adjusted NOI to Total Liabilities                                                 Rolling 4Q             >= 16 5%

Minimum Tangible Net Worth                                                        NA                     (1)

Total Liabilities to Total Market Capitalization                                  NA                     <= 45%

Total Liabilities to Total Property Assets at Cost                                NA                     <= 50%

EBITDA to Interest Expense (plus Capex)                                           Rolling 4Q             >= 2 20x

Unencumbered Assets to Unsecured Debt                                             Rolling 4Q             >= 2.25x

Secured Debt to Total Property Assets at Cost                                     Rolling 4Q             <= 30NO

Unencumbered Adjusted NOI to Unsecured Interest Expense                           Rolling 4Q             >= 2 25x

Unencumbered Adjusted NOI to Unsecured Debt                                       Rolling 4Q             >= 18%

Speculative Land to Improved Properties                                           Rolling 4Q             <= 3 .0%

Any above capitalized terms shall be defined pursuant to the Company's $280 million Credit Agreement by and among Highwoods/Forsyth Limited Partnership as borrower, the Company and certain subsidiaries as guarantors, the lenders named therein, NationsBank, N.A. as administrative agent and First Union National Bank of North Carolina as documentation agent, dated September 27, 1996.

(1) Greater than or equal to the sum of (i) $700 million plus (ii) 85% of the Net Cash Proceeds of any Equity Issuance subsequent to the Closing Date of the Credit Agreement by and among Highwoods/Forsyth Limited Partnership as borrower the Company and certain subsidiaries as guarantors, the lenders named therein, NationsBank, N A as administrative agent and First Union National Bank of North Carolina as documentation agent, dated September 27, 1996.





* ($ millions where appropriate)